Product Prospectus Supplement No. EQUITY INDICES BEAR ARN-1 (To Prospectus dated February 1, 2017 and Prospectus Supplement dated February 13, 2017) October 5, 2018	Filed Pursuant to Rule 424(b)(5) Registration No. 333-215597

Bear Accelerated Return Notes® “ARNs®” Linked to One or More Equity Indices
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Bear ARNs, referred to throughout this product supplement as ARNs, are unsubordinated and unsecured liability obligations issued by The Bank of Nova Scotia (the “Bank”).  Any payments due on ARNs, including any repayment of principal, will be subject to the credit risk of the Bank.

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ARNs do not guarantee the return of principal at maturity, and we will not pay interest on ARNs.  Instead, the return on ARNs will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices. The return on the ARNs will be positive only if the value of the Market Measure decreases, as described in more detail below.

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ARNs provide an opportunity to earn a multiple (which will be 3 times, unless otherwise set forth in the applicable term sheet) of the negative performance of the Market Measure, up to a specified cap (the “Capped Value”), while exposing you to loss of all or a portion of your principal amount if the Market Measure increases in value.

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If the value of the Market Measure decreases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that decrease, up to the Capped Value.

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If the value of the Market Measure increases from its Starting Value to its Ending Value, you will lose a percentage of your principal amount equal to the percentage of that increase.  In such a case, you may lose all or a significant portion of the principal amount of your ARNs.

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This product prospectus supplement describes the general terms of ARNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

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For each offering of ARNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, and certain related risk factors.  The term sheet will identify, if applicable, any additions or changes to the terms specified in this product prospectus supplement.

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ARNs will be issued in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

●	Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

●	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer ARNs and MLPF&S will act in a principal capacity in such role.

ARNs are unsecured and are not savings accounts or insured deposits of a bank. ARNs are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, Canada, or any other jurisdiction.  Potential purchasers of ARNs should consider the information in “Risk Factors” beginning on page PS-6 of this product prospectus supplement, page S-2 of the accompanying prospectus supplement, and page 6 of the accompanying prospectus.  You may lose all or a significant portion of your investment in ARNs.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product prospectus supplement, the prospectus supplement, or the prospectus.  Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

TABLE OF CONTENTS

Page
SUMMARY	PS-3

RISK FACTORS	PS-6

USE OF PROCEEDS AND HEDGING	PS-16

DESCRIPTION OF ARNS	PS-17

SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-24

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES	PS-26

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	PS-27

ERISA CONSIDERATIONS	PS-34

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ARNs® and “Accelerated Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

SUMMARY
The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product prospectus supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet.  Neither we nor MLPF&S have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about the ARNs, you should not rely on it.
Key Terms:
General:
ARNs are unsubordinated and unsecured liability obligations of the Bank, are not guaranteed or insured by the Canada Deposit Insurance Corporation or the FDIC, and are not, either directly or indirectly, an obligation of any third party.  They rank equally with all of our other unsubordinated and unsecured liability obligations from time to time outstanding. Any payments due on ARNs, including any repayment of principal, are subject to our credit risk.
The return on ARNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your investment if the value of the Market Measure increases from the Starting Value to the Ending Value. The return on the ARNs will only be positive if the value of the Market Measure decreases, as described in more detail below.
Each issue of ARNs will mature on the date set forth in the applicable term sheet.  We cannot redeem ARNs at any earlier date.  We will not make any payments on ARNs until maturity, and you will not receive any interest payments.

Market Measure:
The Market Measure may consist of one or more of the following:
●     U.S. broad-based equity indices;
●     U.S. sector or style-based equity indices;
●     non-U.S. or global equity indices; or
●     any combination of the above.
The Market Measure may consist of a group, or “Basket,” of the foregoing.  We refer to each equity index included in any Basket as a “Basket Component.”  If the Market Measure to which your ARNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:
The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.
Unless otherwise specified in the applicable term sheet:
The “Starting Value” will be the closing level of the Market Measure on the date when the ARNs are priced for initial sale to the public (the “pricing date”).
If the Market Measure consists of a Basket, the Starting Value will be equal to 100.  See “Description of ARNs—Basket Market Measures.”
The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).
If a Market Disruption Event (as defined under “Description of ARNs— Market Disruption Events”) occurs and is continuing on a calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of ARNs—The Starting Value and the Ending Value—Ending Value.”
If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of ARNs—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:
The rate at which investors positively participate in any decrease in the value of the Market Measure, as calculated below.  The Participation Rate will be 300% for ARNs, unless otherwise set forth in the applicable term sheet.

Capped Value:
The maximum Redemption Amount.  Your investment return is limited to the return over the principal amount represented by the Capped Value specified in the applicable term sheet.  We will determine the applicable Capped Value on the pricing date of each issue of ARNs.

Redemption Amount at Maturity:
At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure decreases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value. If the value of the Market Measure does not change from the Starting Value to the Ending Value, you will receive a Redemption Amount that equals the principal amount. If the value of the Market Measure increases from the Starting Value to the Ending Value, you will lose a percentage of your principal amount equal to the percentage of that increase, and will receive a Redemption Amount that is less than the principal amount.
Any payments due on the ARNs, including any repayment of principal, are subject to our credit risk as issuer of ARNs.
The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

In no event will the Redemption Amount be less than zero.

Principal at Risk:
You may lose all or a significant portion of the principal amount of the ARNs.  Further, if you sell your ARNs prior to maturity, you may find that the market value per ARN is less than the price that you paid for the ARNs.

Calculation Agent:
The calculation agent will make all determinations associated with the ARNs. Unless otherwise set forth in the applicable term sheet, we will appoint MLPF&S or one of its affiliates to act as calculation agent for the ARNs.  See the section entitled “Description of ARNs—Role of the Calculation Agent.”

Agents:
MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of ARNs and will receive an underwriting discount based on the number of units of ARNs sold.  None of the agents is your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product prospectus supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase ARNs.

Listing:	Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.
This product prospectus supplement relates only to ARNs and does not relate to any equity index that composes the Market Measure described in any term sheet.  You should read carefully the entire prospectus, prospectus supplement, and this product prospectus supplement, together with the applicable term sheet, to understand fully the terms of your ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any ARNs.  In particular, you should review carefully the sections in this product prospectus supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in ARNs, to determine whether an investment in ARNs is appropriate for you.  If information in this product prospectus supplement is inconsistent with the prospectus or prospectus supplement, this product prospectus supplement will supersede those documents.  However, if information in any term sheet is inconsistent with this product prospectus supplement, that term sheet will supersede this product prospectus supplement.
Neither we nor any agent is making an offer to sell ARNs in any jurisdiction where the offer or sale is not permitted.
Certain capitalized terms used and not defined in this product prospectus supplement have the meanings ascribed to them in the prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this product prospectus supplement to “we,” “us,” “our,” or similar references are to the Bank.
You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any ARNs.

RISK FACTORS
Your investment in ARNs is subject to investment risks, many of which differ from those of a conventional debt security.  Your decision to purchase ARNs should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances.  ARNs are not an appropriate investment for you if you are not knowledgeable about the material terms of ARNs or investments in equity or equity-based securities in general.
General Risks Relating to ARNs
Your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on ARNs at maturity.  The return on the ARNs will be based on the performance of a Market Measure and therefore, you may lose all or a significant portion of your investment if the value of the Market Measure increases from the Starting Value to the Ending Value. If the Ending Value is greater than the Starting Value, then you will receive a Redemption Amount at maturity that will be less than the principal amount of your ARNs.
Your return on the ARNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.  There will be no periodic interest payments on ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Any return that you receive on ARNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment that takes a short position directly in the Market Measure or the securities included in the Market Measure.  The appreciation potential of ARNs is limited to the Capped Value.  You will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of any decrease in the value of the Market Measure.  In contrast, for example, a short position directly in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any depreciation in the value of the Market Measure (or those underlying securities). Further, you will not receive any interest payments (the short interest rebate) that you may receive from the entity that lends you the securities for such short sale.
In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities.
Additionally, the Market Measure may consist of one or more equity indices that include securities traded in a non-U.S. currency and the equity index(es) are calculated in such non-U.S. currency.  If the value of that currency weakens against the U.S. dollar during the term of your ARNs, you may not obtain the benefit of that decrease, which you would have received if you had, for example, taken a short position in the securities included in the index or indices.
Payments on ARNs are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of ARNs.  ARNs are our unsubordinated and unsecured liability obligations, and are not, either directly or indirectly, an obligation of any third party.  As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure decreases from the Starting Value to the Ending Value.  No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the ARNs.
In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations.  Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of ARNs.  However, because your return on ARNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to ARNs.
Our initial estimated value of the ARNs will be lower than the public offering price of the ARNs. Our initial estimated value of the ARNs is only an estimate.  The public offering price of the ARNs will exceed our initial estimated value because it includes costs associated with selling and structuring the ARNs, as well as hedging our obligations under the ARNs with a third party, which may include MLPF&S or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge.
Our initial estimated value of the ARNs does not represent future values of the ARNs and may differ from others’ estimates. Our initial estimated value of the ARNs is determined by reference to our internal pricing models when the terms of ARNs are set.  These pricing models consider certain factors, such as our internal funding rate (which is the rate we would pay to borrow funds through the issuance of market-linked notes, such as the ARNs) on the pricing date, the expected term of the ARNs, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the ARNs that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the ARNs could change significantly based on, among other things, the performance of the Market Measure, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors.  These factors, together with various credit, market and economic factors over the term of the ARNs, are expected to reduce the price at which you may be able to sell the ARNs in any secondary market and will affect the value of the ARNs in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your ARNs in any secondary market (if any exists) at any time.
Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the ARNs generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the ARNs to be more favorable to you. Consequently, our use of an internal funding rate for the ARNs would have an adverse effect on the economic terms of the ARNs, the initial estimated value of the ARNs on the pricing date, and the price at which you may be able to sell the ARNs in any secondary market.
We cannot assure you that there will be a trading market for your ARNs.  If a secondary market exists, we cannot predict how the ARNs will trade, or whether that market will be liquid or illiquid.  The development of a trading market for ARNs will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your ARNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your ARNs at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for ARNs, but none of them is required to do so and may cease to do so at any time.  Any price at which an agent or its affiliate may bid for, offer, purchase, or sell any ARNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may adversely affect the prices, if any, at which those ARNs might otherwise trade in the market.  In addition, if at any time any entity were to cease acting as a market-maker for any issue of ARNs, it is likely that there would be significantly less liquidity in that secondary market.  In such a case, the price at which those ARNs could be sold likely would be lower than if an active market existed.
Unless otherwise stated in the term sheet, we will not list ARNs on any securities exchange.  Even if an application were made to list your ARNs, we cannot assure you that the application will be approved or that your ARNs will be listed and, if listed, that they will remain listed for their entire term.  The listing of ARNs on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.
The Redemption Amount will not reflect changes in the value of the Market Measure other than during the Maturity Valuation Period.  Changes in the value of the Market Measure during the term of ARNs other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount.  To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value.  No other values of the Market Measure will be taken into account.  As a result, even if the value of the Market Measure has decreased at certain times during the term of the ARNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is greater than the Starting Value. In addition, the Ending Value will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period, which may be less than the closing level of the Market Measure on any particular calculation day.
If your ARNs are linked to a Basket, changes in the levels of one or more of the Basket Components may be offset by changes in the levels of one or more of the other Basket Components.  The Market Measure of your ARNs may be a Basket.  In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components.  The levels of one or more Basket Components may decrease, while the levels of one or more of the other Basket Components may increase or not decrease as much.  Therefore, in calculating the value of the Market Measure at any time, decreases in the level of one Basket Component may be moderated or wholly offset by increases or lesser decreases in the levels of one or more of the other Basket Components.  If the weightings of the applicable Basket Components are not equal, increases in the levels of the Basket Components which are more heavily weighted could have a greater adverse impact upon your ARNs.
The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests.  Unless otherwise specified in the term sheet, we, the agents and our respective affiliates have no affiliation with any publisher of an index to which your ARNs are linked (each, an “Index Publisher”). Consequently, we have no control of the actions of any Index Publisher. The Index Publisher can add, delete, or substitute the securities included in that index or make other methodological changes that could change its level.  A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index.  Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index.  Any of these actions could adversely affect the value of your ARNs.  The Index Publishers will have no obligation to consider your interests in calculating or revising any index.
Exchange rate movements may adversely impact the value of ARNs.  If any security included in a Market Measure is traded in a currency other than U.S. dollars and, for purposes of the applicable index, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates.  If the value of the U.S. dollar weakens against the currencies of that index, the level of the applicable index may increase and the Redemption Amount may be reduced.  Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil, or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States.  All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.
If you attempt to sell ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.  The ARNs are not designed to be short-term trading instruments. You have no right to have your ARNs redeemed prior to maturity.  If you wish to liquidate your investment in ARNs prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for your ARNs or no market at all.  Even if you were able to sell your ARNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  The impact of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe a specific factor’s expected impact on the market value of ARNs, assuming all other conditions remain constant.
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Value of the Market Measure.  We anticipate that the market value of ARNs prior to maturity generally will depend to a significant extent on the value of the Market Measure.  In general, it is expected that the market value of ARNs will decrease as the value of the Market Measure increases, and increase as the value of the Market Measure decreases.  However, as the value of the Market Measure decreases, the market value of ARNs may decrease or may not increase at the same rate.  If you sell your ARNs when the value of the Market Measure is greater than, or not sufficiently below the applicable Starting Value, then you may receive less than the principal amount of your ARNs.
In addition, because the Redemption Amount will not exceed the applicable Capped Value, we do not expect that the ARNs will trade in any secondary market at a price that is greater than the Capped Value.

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Volatility of the Market Measure.  Volatility is the term used to describe the size and frequency of market fluctuations.  Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of ARNs.  Even if the value of the Market Measure decreases after the applicable pricing date, if you are able to sell your ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

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Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may affect the value of the Market Measure and adversely affect the market value of ARNs.  If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your ARNs may also be adversely affected by similar events in the markets of the relevant foreign countries.

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Interest Rates.  We expect that changes in interest rates will affect the market value of ARNs.  In general, if U.S. interest rates increase, we expect that the market value of ARNs will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of ARNs will increase.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the ARNs.  In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn increase the value of the non-U.S. Market Measure, and, thus, the market value of the ARNs may be adversely affected.

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Dividend Yields.  In general, if the cumulative dividend yields on the securities included in the Market Measure decrease, we anticipate that the market value of ARNs will decrease; conversely, if those dividend yields increase, we anticipate that the market value of your ARNs will increase.

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Exchange Rate Movements and Volatility.  If the Market Measure of your ARNs includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of your ARNs, and the Redemption Amount may depend in part on the relevant exchange rates.  In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have a negative impact on the value of your ARNs.

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Our Financial Condition and Creditworthiness.  Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the ARNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the ARNs.  However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of ARNs.

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Time to Maturity.  There may be a disparity between the market value of the ARNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity may decrease, such that the value of the ARNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the ARNs and their market value.  We, the agents, and our respective affiliates may buy or sell the securities included in the Market Measure, or futures, or options contracts, or exchange-traded instruments on the Market Measure or its component securities or other instruments whose value is derived from the Market Measure or its component securities.  We, the agents, or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under ARNs.  These transactions could affect the value of these securities and, in turn, the value of a Market Measure, in a manner that could be adverse to your investment in ARNs.  On or before the applicable pricing date, any purchases or sales by us (including those for the purpose of hedging some or all of our anticipated exposure in connection with the

ARNs), the agents, and our respective affiliates, or others on our or their behalf may decrease the value of a Market Measure or its component securities.  Consequently, the values of that Market Measure or the securities included in that Market Measure may increase subsequent to the pricing date of an issue of ARNs, adversely affecting the market value of ARNs.
We, the agents, or one or more of our respective affiliates may also engage in hedging activities that could decrease the value of the Market Measure on the applicable pricing date.  In addition, these activities may decrease the market value of your ARNs prior to maturity, including during the Maturity Valuation Period, and may reduce the Redemption Amount.  We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in ARNs, and may hold or resell ARNs.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  We cannot assure you that these activities will not increase the value of the Market Measure or decrease the market value of your ARNs prior to maturity or the Redemption Amount.
Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you.  We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf.  We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. In addition, in the ordinary course of their business activities, the agents and their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Certain of the agents or their affiliates may also have lending or other capital markets relationships with us. In order to hedge such exposure, the agents may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the ARNs.  Any such positions could adversely affect future trading prices of the ARNs. These trading and other business activities may present a conflict of interest between your interest in ARNs and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your ARNs, could be adverse to your interests as a beneficial owner of ARNs.
We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the ARNs.  We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of ARNs.  We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to ARNs and the applicable Market Measure.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.  We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of ARNs increases or decreases or whether the Redemption Amount on the ARNs is more or less than the principal amount of the ARNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of ARNs, which creates an additional incentive to sell ARNs to you.
There may be potential conflicts of interest involving the calculation agent.  We have the right to appoint and remove the calculation agent.  We expect to appoint MLPF&S or one of its affiliates as the calculation agent for ARNs and, as such, it will determine the Starting Value, the Ending Value, and the Redemption Amount. As the calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your ARNs, such as when a Market Disruption Event occurs or an index is discontinued. The exercise of this discretion by the calculation agent could adversely affect the value of your ARNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the ARNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.
The U.S. federal income tax consequences of an investment in ARNs are uncertain, and may be adverse to a holder of ARNs.  Significant aspects of the tax treatment of the ARNs are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the ARNs, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) or any Canadian authorities regarding the tax treatment of the ARNs, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this product prospectus supplement or the term sheet. If the IRS were successful in asserting an alternative treatment for the ARNs, the timing and/or character of income on the ARNs could be materially and adversely affected.
In addition, in 2007, the IRS released Notice 2008-2 that may affect the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, and the IRS and the Treasury are actively considering various issues relating to such instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in certain ARNs, possibly with retroactive effect.
Prospective investors should review the discussion under “Material U.S. Federal Income Tax Consequences” herein and the discussion in the term sheet relating to an offering of ARNs for a discussion of the tax treatment and possible alternative treatments of the ARNs.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ARNs (including possible application of alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of any issuer of a component security of a Market Measure).
For a more complete discussion of the Canadian federal income tax consequences of investing in the ARNs, please see “Canadian Taxation” in the accompanying prospectus, “Certain Income Tax Consequences — Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement and any further Canadian tax discussions in the term sheet. You should consult your tax advisors about your own tax situation and the consequences of acquiring, holding and disposing of the ARNs and receiving the payments that might be due under the ARNs.
Any conclusion that no portion of the interest paid or credited or deemed to be paid or credited on an ARN will be “Participating Debt Interest” (as defined below) subject to Canadian withholding tax is based in part on the current published administrative position of the Canada Revenue Agency (the “CRA”). There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax.  If, at any time, the interest paid or credited or deemed to be paid or credited on an ARN is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled.
Risks Relating to the Market Measures
You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure.  In the ordinary course of business, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities.  For these reasons, you are encouraged to derive information concerning a Market Measure and its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.
You will have no rights of a security holder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities.  ARNs are our debt securities.  They are not equity instruments, shares of stock or securities of any other issuer.  Investing in ARNs will not make you a holder of any of the securities represented by the Market Measure.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities.  Your ARNs will be paid in cash and you have no right to receive any of these securities.
In addition, investing in ARNs will not make you holder of a short position directly in any securities represented by the Market Measure. For example, your return on the ARNs will be limited to the Capped Value even if the decline in the value of the Market Measure exceeds that amount.
If the Market Measure to which your ARNs are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets.  The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets.  Factors which could affect those markets, and therefore the return on your ARNs, include:
•
Market Liquidity and Volatility.  The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•
Political, Economic, and Other Factors.  The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could affect the relevant securities markets.  The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.
In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal. The economic and financial data about some of these countries may be unreliable.

•
Publicly Available Information.  There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC.  In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any other company.  We, the agents, or our respective affiliates currently, or in the future, may engage in business with companies included in a Market Measure, and we, the agents, or our respective affiliates may from time to time own securities of companies included in a Market Measure.  However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our respective affiliates are represented by that Market Measure.  In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our respective affiliates is responsible for the calculation of any index represented by a Market Measure. You should make your own investigation into the Market Measure.
Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of ARNs or will have any obligation of any sort with respect to ARNs.  As a result, none of those companies will have any obligation to take your interests as holders of ARNs into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Market Measure or the value of ARNs.
Our business activities and those of the agents relating to the companies represented by a Market Measure or the ARNs may create conflicts of interest with you.  We, the agents, and our respective affiliates, at the time of any offering of ARNs or in the future, may engage in business with the companies represented by the Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.
In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties.  We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies.  The agents may also publish research reports relating to our or our affiliates’ securities, including the ARNs.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your ARNs.  Any of these activities may adversely affect the value of the Market Measure and, consequently, the market value of your ARNs.  None of us, the agents, or our respective affiliates makes any representation to any purchasers of the ARNs regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure.  Any prospective purchaser of the ARNs should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the ARNs.  The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or our respective affiliates.
Other Risk Factors Relating to the Applicable Market Measure
The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing ARNs.

USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from each sale of ARNs for the purposes described in the prospectus supplement under “Use of Proceeds.”  In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under ARNs.

DESCRIPTION OF ARNS
General
Each issue of ARNs will be part of a series of medium-term notes entitled “Senior Note Program, Series A” that will be issued under the senior debt indenture, as amended and supplemented from time to time.  The senior debt indenture is described more fully in the prospectus and prospectus supplement.  The following description of ARNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of the Debt Securities We May Offer” in the prospectus.  These documents should be read in connection with the applicable term sheet.
The maturity date of the ARNs and the aggregate principal amount of each issue of ARNs will be stated in the term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.
We will not pay interest on ARNs. ARNs do not guarantee the return of principal at maturity. ARNs will be payable only in U.S. dollars.
Prior to the maturity date, ARNs are not redeemable at our option or repayable at the option of any holder.  ARNs are not subject to any sinking fund. ARNs are not subject to the defeasance provisions described in the prospectus under the caption “Description of the Debt Securities We May Offer—Defeasance.”
ARNs will be issued only in global form through The Depository Trust Company (“DTC”). We will issue ARNs in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10.  The CUSIP number for each issue of ARNs will be set forth in the applicable term sheet.  You may transfer ARNs only in whole units.
Payment at Maturity
At maturity, subject to our credit risk as issuer of ARNs, you will receive a Redemption Amount, denominated in U.S. dollars.  The “Redemption Amount” will be calculated as follows:
•	If the Ending Value is less than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not exceed a “Capped Value” set forth in the term sheet.

•	If the Ending Value is greater than or equal to the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

Your positive participation in any decrease of the Market Measure underlying your ARNs will also be impacted by the Participation Rate.  The “Participation Rate” will be 300% for ARNs unless otherwise set forth in the term sheet.
Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.
If specified in the term sheet, your ARNs may be “Relative Value ARNs,” the return on which will be determined based on the relative performance of two or more indices.  The specific terms of any Relative Value ARNs will be set forth in the term sheet.
The term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure.  However, historical values of the Market Measure are not indicative of its future performance or the performance of your ARNs.
An investment in ARNs does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions made, in the securities of any of the companies included in a Market Measure or any rights of a holder of a short position directly in any of the securities included in a Market Measure.
The Starting Value and the Ending Value
Starting Value

Unless otherwise specified in the term sheet, the “Starting Value” will be the closing level of the Market Measure on the pricing date.
Ending Value
Unless otherwise specified in the term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure determined on each calculation day during the Maturity Valuation Period.
The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the term sheet.
A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.
Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The NASDAQ Stock Market, or their successors, are open for trading and (2) the applicable index(es) (or any successor) is calculated and published.
If the calculation agent determines that a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period (such day being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period.  For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure on the next calculation day will also be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period.  If no further scheduled calculation days occur after a non-calculation day, or if every scheduled calculation day after that non-calculation day is also a non-calculation day, then the closing level of the Market Measure for that non-calculation day and each following non-calculation day, if any, (or for all the scheduled calculation days during the Maturity Valuation Period, if applicable) will be determined (or, if not determinable, estimated) by the calculation agent on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.
If the Market Measure consists of a Basket, the Starting Value and the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”
Market Disruption Events
For an index, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:
(A)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then compose the index or any successor index;

(B)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index; or

(C)	the determination that a scheduled calculation day is not a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise.
For the purpose of determining whether a Market Disruption Event has occurred:
(1)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;
(3)
a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and
(5)	if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material” if so determined by the calculation agent.

Adjustments to an Index
After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made.  In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index.  Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.
Discontinuance of an Index
After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of ARNs is linked.  The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, to be comparable to the original index (a “successor index”).  If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable.  If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us and to the holders of the ARNs.
If an Index Publisher discontinues publication of the index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:
●	the determination of the Ending Value; and
●	a determination by the calculation agent that a successor index is available, the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance as if that day were a calculation day.  The calculation agent will make available to holders of the ARNs information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent.
If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.
Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your ARNs are linked may adversely affect trading in the ARNs.
Basket Market Measures
If the Market Measure to which your ARNs are linked is a Basket, the Basket Components and if necessary, the definition of Market Measure Business Day will be set forth in the term sheet.  We will assign each Basket Component a weighting (the “Initial

Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date.  We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights.  The Initial Component Weight for each Basket Component will be stated in the term sheet.
Determination of the Component Ratio for Each Basket Component
The “Starting Value” of the Basket will be equal to 100.  We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component.  The Component Ratio for each Basket Component will equal:
●	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by
●	the closing level of that Basket Component on the pricing date.
Each Component Ratio will be rounded to eight decimal places.
The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date.  The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.
The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the term sheet.
Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:
Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.
(2)
The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component.  In the event that a Market Disruption Event occurs for that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio.  The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.
For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”
Ending Value of the Basket
The calculation agent will calculate the value of the Basket for a calculation day by summing the products of the Basket Component Closing Level on that calculation day and the Component Ratio for each Basket Component.  The value of the Basket will vary based on the increase or decrease in the level of each Basket Component.  Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket.  Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.
The “Ending Value” of the Basket will equal the average value of the Basket on each calculation day during the Maturity Valuation Period.
Unless otherwise specified in the term sheet, if, for any Basket Component (an “Affected Basket Component”), the calculation agent determines that a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period (such day being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for that non-calculation day, and as a result, the Ending Value, as follows:
•	The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.
•
The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the fifth paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

Role of the Calculation Agent
The calculation agent has the sole discretion to make all determinations regarding ARNs as described in this product prospectus supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Redemption Amount, any Market

Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days, and determinations related to any adjustments to, or the discontinuance of, any index.  Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.
We expect to appoint MLPF&S or one of its affiliates as the calculation agent for each issue of ARNs. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.
Same-Day Settlement and Payment
ARNs will be delivered in book-entry form only through DTC against payment by purchasers of ARNs in immediately available funds.  We will pay the Redemption Amount in immediately available funds so long as the ARNs are maintained in book-entry form.
Events of Default and Acceleration
Events of default are defined in the senior debt indenture.  If such an event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of ARNs upon any acceleration permitted under the senior debt indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the ARNs matured on the date of acceleration, and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration.  If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law.  In case of a default in payment of ARNs, whether at their maturity or upon acceleration, they will not bear a default interest rate.  For additional discussion of these matters, please see the discussion in the prospectus under the headings “Description of the Debt Securities We May Offer—Modification and Waiver of the Debt Securities” and “—Events of Default”.
Listing
Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION
MLPF&S and one or more of its affiliates may act as our agents for any offering of the ARNs, and MLPF&S will act in a principal capacity in such role, unless otherwise specified in the applicable term sheet.  Each agent will be a party to the distribution agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-23 of the accompanying prospectus supplement.
Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of ARNs sold through its efforts, which will be set forth in the applicable term sheet.  You must have an account with the applicable agent in order to purchase ARNs.
None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the ARNs, and you should not rely upon this product prospectus supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any ARNs.  You should make your own investment decision regarding ARNs after consulting with your legal, tax, and other advisors.
MLPF&S and its affiliates may use this product prospectus supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any ARNs after their initial sale solely for the purpose of providing investors with the description of the terms of ARNs that were made available to investors in connection with the initial distribution of ARNs. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding the Bank or for any purpose other than that described in the immediately preceding sentence.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), MLPF&S has represented and agreed, and each further dealer appointed under the program will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of the ARNs to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such ARNs to the public in that Relevant Member State:
(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)
at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Bank for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the ARNs referred to in (a) to (c) above shall require the Bank or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the ARNs to the public” in relation to any ARNs in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the ARNs to be offered so as to enable an investor to decide to purchase or subscribe for the ARNs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
United Kingdom
MLPF&S has represented and agreed, and each further dealer appointed under the program will be required to represent and agree, that:
(a)
in relation to any ARNs which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any ARNs other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage, or dispose of investments (as principal or as agent) for the purposes of their businesses where the issue of the ARNs would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Bank;

(b)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any ARNs in circumstances in which section 21(1) of the FSMA does not apply to the Bank; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ARNs in, from or otherwise involving the United Kingdom.

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES
In the opinion of Osler, Hoskin & Harcourt, LLP, Canadian counsel to the Bank, the following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, ARNs, including entitlement to all payments thereunder, pursuant to the initial offering by the Bank made in connection with the original issuance of ARNs and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada, deals at arm’s length with the Bank and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of ARNs, does not use or hold ARNs in a business carried on in Canada, and is not a “specified non-resident shareholder” of the Bank for purposes of the Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Act) of the Bank  (a ‘‘Non-Resident Holder’’). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer carrying on an insurance business in Canada and elsewhere.
This summary is based upon the current provisions of the Act and an understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurances can be given that the Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account any changes in law or administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.
This summary assumes that no interest paid on the ARNs will be in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length, within the meaning of the Act.
This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult their own tax advisors with regard to their own particular circumstances.
Interest paid or credited or deemed for purposes of the Act to be paid or credited on an ARN (including any amount paid at maturity in excess of the principal amount and interest deemed to be paid on the ARN in certain cases involving the assignment, deemed assignment or other transfer of an ARN to the Bank or any other resident or deemed resident of Canada) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax unless any portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation (“Participating Debt Interest”) subject to certain exceptions.  Unless otherwise specified in the relevant term sheet, no portion of the interest paid or credited or deemed to be paid or credited on an ARN will be Participating Debt Interest. Any conclusion that interest paid or credited or deemed to be paid or credited on an ARN will not be Participating Debt Interest will be based in part on the published administrative position of the CRA.
No other Canadian federal taxes on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of an ARN, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The U.S. federal income tax consequences of your investment in the ARNs are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how the ARNs should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the IRS. The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of the ARNs and does not purport to be a complete analysis of all tax consequences relating to the ARNs.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The term sheet may contain a further discussion of the U.S. federal income tax consequences applicable to certain ARNs. The summary of the U.S. federal income tax considerations contained in the term sheet supersedes the following summary to the extent it is inconsistent therewith. In addition, the discussion below assumes that an investor in the ARNs will be subject to a significant risk that it will lose a significant amount of its investment in the ARNs.  If an investor in the ARNs is not subject to a significant risk that it will lose a significant amount of its investment in the ARNs, the U.S. federal income tax treatment of that ARN may differ substantially from that described in the discussion below and such treatment will be described in the term sheet.  The discussion below also assumes that the ARNs will not provide for interest payments.  If the ARNs provide for interest payments, the U.S. federal income tax treatment of the coupon will be described in the term sheet. Prospective purchasers of the ARNs are urged to read the discussion below in addition to the discussion in the applicable term sheet relating to the ARNs and to consult their tax advisors as to the consequences under the tax laws of the country of which they are a resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the ARNs and receiving payments under the ARNs.
The term sheet may contain a further discussion of the special federal income tax consequences applicable to certain ARNs. The summary of the federal income tax considerations contained in the term sheet supersedes the following summary to the extent it is inconsistent therewith.
This discussion applies to you only if you acquire your ARNs upon initial issuance and hold your ARNs as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,
•	a financial institution or a bank,
•	a regulated investment company (a “RIC”) or a real estate investment trust (a “REIT”) or a common trust fund,
•	a life insurance company,
•
a tax-exempt organization or an investor holding the ARNs in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

•
a person that owns ARNs as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the ARNs or a “wash sale” with respect to the ARNs or any Market Measure,

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or
•	taxpayers subject to special tax accounting rules under Section 451(b) of the Code.
If you are considering the purchase of an ARN, you should consult your tax advisor concerning the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.
Except as otherwise noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of an ARN and you are: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes, (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).
If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the ARNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the ARNs should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the ARNs.
Section 1297. In addition, we will not attempt to ascertain whether the issuer of any component security of a Market Measure would be treated as a passive foreign investment company (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of an ARN. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.
Unless otherwise specified in the term sheet, we expect that our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, would be able to opine that it would be reasonable to treat your ARNs as pre-paid derivative contracts with respect to the Market Measure and the terms of the ARNs require you and us (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) to treat the ARNs for all tax purposes in accordance with such characterization. If the ARNs are so treated, you should generally not accrue any income with respect to the ARNs during the term of the ARNs until a taxable disposition of the ARNs and you should generally recognize gain or loss upon such taxable disposition of your ARNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ARNs. In general, your tax basis in your ARNs will be equal to the amount you paid for your ARNs. Subject to the discussion below of the “constructive ownership” rules, such recognized gain or loss should generally be long-term capital gain or loss if you have held your ARNs for more than one year (otherwise, such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

It is possible that the IRS could assert that your holding period in respect of your ARNs should end on the date on which the amount you are entitled to receive upon maturity of your ARNs is determined, even though you will not receive any amounts from the Bank in respect of your ARNs prior to the maturity of your ARNs. In such case, you may be treated as having a holding period in respect of your ARNs ending prior to the maturity date for your ARNs, and such holding period may be treated as less than one year even if you receive cash on the maturity date of your ARNs at a time that is more than one year after the beginning of your holding period.
There may be also a risk that the IRS could assert that the ARNs should not give rise to long-term capital gain or loss because the ARNs offer short exposure to the Market Measure.
Except to the extent otherwise required by law, we intend to treat your ARNs for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Notice 2008-2
In 2007, the IRS released a notice that may affect the taxation of holders of the ARNs. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the ARNs should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ARNs will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the ARNs.
Section 1260
If an ARN references a component security of a Market Measure that is treated as equity in a RIC (or a “trust”) such as certain exchange traded funds, a REIT, a PFIC, a partnership (including a master limited partnership), or other “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the "constructive ownership transaction" rules of Section 1260 of the Code may apply, in which case the tax consequences of a taxable disposition of the ARNs could be materially and adversely affected. Under the “constructive ownership” rules, if an investment in the ARNs is treated as a “constructive ownership transaction”, any long-term capital gain recognized by a U.S. holder in respect of such ARNs will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any “Excess Gain” to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the ARN (assuming such income accrued such that the amount in each successor year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of the taxable disposition).
Because the application of the constructive ownership rules to the ARNs is unclear, holders are urged to consult their tax advisors regarding the potential application of those rules to an investment in the ARNs.

Alternative Treatments
Because of the absence of authority regarding the appropriate tax characterization of your ARNs, it is possible that the IRS could seek to characterize your ARNs in a manner that results in tax consequences to you that are materially different from those described above and could materially and adversely affect the timing and/or character of income or loss with respect to the ARNs.
Contingent Payment Debt Instrument. If the ARNs have a term that is more than one year, it is possible that the ARNs could be treated as a debt instrument subject to the special tax rules governing contingent payment debt instruments. If the ARNs are so treated, you would be required to accrue interest income over the term of your ARNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ARNs. You would recognize gain or loss upon the taxable disposition of your ARNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ARNs. In general, your adjusted basis in your ARNs would be equal to the amount you paid for your ARNs, increased by the amount of interest you previously accrued with respect to your ARNs. Any gain you recognize upon the taxable disposition of your ARNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ARNs, and thereafter, would be capital loss.
Contingent Short-Term Debt Instrument. Similarly, if the ARNs have a term of one year or less, it is possible that the ARNs could be treated as a single contingent short-term debt instrument However, there are no specific rules that govern this type of instrument, and therefore, if the ARNs were characterized as a single contingent short-term debt instrument, the U.S. federal income tax treatment of the ARNs would not be entirely clear.
Other Alternative Treatments. The IRS could also possibly assert that (i) you should be treated as owning the Market Measure, any Basket Components or the component securities of the Market Measure, (ii) any gain or loss that you recognize upon a taxable disposition of the ARNs should be treated as ordinary gain or loss or short-term capital gain or loss, (iii) you should be required to accrue interest income over the term of your ARNs, (iv) you should be required to include in ordinary income an amount equal to any increase in the Market Measure, any Basket Components or any component securities of a Market Measure that is attributable to ordinary income that is realized in respect of the Market Measure, any Basket Components or any component securities of a Market Measure, such as interest, dividends or net-rental income or (v) you should be required to recognize taxable gain upon a rollover, rebalancing or change, if any, of any component securities of a Market Measure. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your ARNs for U.S. federal income tax purposes.
Medicare Tax on Net Investment Income
U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the ARNs, to the extent of their net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Information Reporting with Respect to Foreign Financial Assets
U.S. holders may be subject to reporting obligations with respect to their ARNs if they do not hold their ARNs in an account maintained by a financial institution and the aggregate value of their ARNs and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its ARNs and fails to do so.
Treasury Regulations Requiring Disclosure of Reportable Transactions
Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the ARNs or a sale of the ARNs generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the ARNs or a sale of the ARNs to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of ARNs.
Backup Withholding and Information Reporting
The proceeds received from a taxable disposition of the ARNs will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.  If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders
Subject to FATCA, discussed below, we generally expect to treat payments made to a non-U.S. holder upon the taxable disposition of the ARNs as exempt from U.S. withholding tax and from generally applicable information reporting and backup withholding requirements with respect to payments on the ARNs if the non-U.S. holder complies  with certain certification and identification requirements as to its non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8.
In general, gain realized on a taxable disposition of the ARNs by a non-U.S. holder will not be subject to U.S. federal income tax, unless:
•	the gain with respect to the ARNs is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;
•	the non-U.S. holder is a nonresident alien individual who holds the ARNs as a capital asset and is present in the U.S. for 183 days or more in the taxable year of such taxable disposition (including but not limited to disposition by sale, exchange, redemption, or repayment of principal at maturity ) and certain other conditions are satisfied; or
•	the non-U.S. holder has certain other present or former connections with the U.S.

If the gain realized on a taxable disposition of the ARNs by the non-U.S. holder is described in either of the preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.
Section 897. We will not attempt to ascertain whether any issuer of any component security of a Market Measure would be treated as a “United States real property holding corporation” (“USRPHC”) or whether the ARNs should be treated as “United States real property interests” (“USRPI”), each as defined in Section 897 of the Code. If any such issuer and the ARNs were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of an ARN upon a taxable disposition of the ARN to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the ARNs as USRPI.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The ARNs may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the ARNs at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the ARNs at death.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA generally apply to certain “withholdable payments”, and will generally apply to certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their ARNs through a non-U.S. entity) under the FATCA rules.

Proposed Legislation
In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of instruments similar to the ARNs that were purchased after the bill was enacted to accrue interest income over the term of such instruments even if such instruments provide that there will be no interest payments over their term.
Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the ARNs to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your ARNs. Holders are urged to consult their tax advisors regarding the possible changes in law and their possible impact on an investment in the ARNs.
Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ARNs (including possible application of Section 1260 of the Code, alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of any issuer of a component security of a Market Measure).

ERISA CONSIDERATIONS
Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ARNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.
In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of Section 4975 of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ARNs are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest or a disqualified person, unless the ARNs are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.
Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the ARNs. Those exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions with a person that is a party in interest or disqualified person solely by reason of providing services to Plans or being an affiliate of such a service provider and in connection with which the Plan receives no less, nor pays no more, than adequate consideration (the “Service Provider Exemption”).
Because we and the Bank each may be considered a party in interest or disqualified person with respect to many Plans, the ARNs may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the ARNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ARNs that either (a) it is not and will not be a Plan or a Plan Asset Entity and is not purchasing such ARNs on behalf of or with plan assets of any Plan or any plan subject to similar laws or (b) its purchase, holding, and disposition will not constitute or result in a non-exempt prohibited transaction due to the application of a statutory or administrative exemption or such purchase, holding, and disposition will not otherwise be prohibited under ERISA or Section 4975 of the Code or a violation of any similar laws.
Further, any person acquiring or holding the ARNs on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA and/or Section 4975(f)(10) of the Code in connection with the transaction or any redemption of the ARNs, (y) none of us, MLPF&S or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and/or Section 4975 of the Code and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.
The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.
In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the ARNs on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ARNs that (a) none of us, MLPF&S, or any of our respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any similar laws) with respect to the acquisition, holding or disposition of the ARNs, or as a result of any exercise by us or our affiliates of any rights in connection with the ARNs, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the ARNs and the transactions contemplated with respect to the ARNs, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the ARNs is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such ARNs and not a fiduciary to such purchaser. Purchasers of the ARNs have exclusive responsibility for ensuring that their purchase, holding, and disposition of the ARNs do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.
This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ARNs on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.